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                                                                   EXHIBIT 23.2



                 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of DSP Communications, Inc. for the registration of its common stock to be filed with the Securities and Exchange Commission on, or about, December 7, 1998, and to the incorporation by reference therein of our reports dated January 13, 1998 (except for Note 13, as to which the date is February 9, 1998), with respect to the consolidated financial statements and schedule of DSP Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                /s/ Ernst & Young LLP


Palo Alto, California
December 4, 1998